Exhibit 99.1

Firefly Aerospace Announces Strategic Acquisition of SciTec to Advance National Security Capabilities

Addition of SciTec’s full-stack software and big data processing capabilities expands Firefly’s responsive launch, land, and orbit mission services for space and defense customers

CEDAR PARK, Texas, October 5, 2025 – Firefly Aerospace (Nasdaq: FLY), a market leading space and defense technology company, has entered into a definitive agreement to acquire SciTec, Inc., a leader in advanced national security technologies, for approximately $855 million through a combination of $300 million in cash and $555 million in Firefly shares issued to SciTec owners at a price of $50 per share.

“The acquisition of SciTec enhances our ability to support a growing number of defense missions and provides us with a significant operational advantage,” said Jason Kim, CEO of Firefly Aerospace. “SciTec’s mission-proven software and big data processing capabilities provide warfighters with rapid, accurate information to enable informed decisions that protect our homeland from emerging threats. These capabilities significantly enhance our ability to deliver integrated, software-defined solutions for critical national security imperatives, particularly Golden Dome. We are excited to welcome the SciTec team to the Firefly family and look forward to working together to continue to deliver leading edge solutions to advance our country’s strategic advantage in space.”

The acquisition will advance Firefly’s comprehensive space services by adding mission-proven defense software analytics, remote sensing, and multi-phenomenology data expertise. SciTec’s core capabilities – which include missile warning, tracking and defense, intelligence, surveillance and reconnaissance, space domain awareness, and autonomous command and control – will supplement Firefly’s launch, lunar, and in-space services. SciTec further adds ground and onboard data processing as well as AI-enabled systems designed for low latency operations to support advanced threat tracking and response across multiple domains.

SciTec generated revenues of approximately $164 million for the twelve-month period ending June 30, 2025, driven by robust contracts supporting the intelligence community, defense and national security agencies, and commercial customers. Earlier this year, SciTec was awarded a $259 million contract by the U.S. Space Force to further enhance the Future Operational Resilient Ground Evolution (FORGE) framework. SciTec is delivering a scalable, cyber-secure ground processing capability to strengthen the Space Force’s missile warning and tracking mission and accelerate threat-responsive solutions for warfighters.

“We believe Firefly is the best home for our business and people,” said Jim Lisowski, CEO SciTec. “In addition to the strong strategic fit, our cultures are similar. Both teams are empowered, rapid innovators who are passionate about our critical missions and willing to take on near impossible tasks to ensure we protect our country from future threats. We share a unique focus on providing differentiated, leading-edge solutions to our customers.”

SciTec is headquartered in Princeton, N.J., and maintains five additional facilities strategically positioned near key space and defense customers.

The acquisition is expected to close by year end 2025, subject to regulatory approvals and customary conditions. Once finalized, SciTec will be operated as a Firefly subsidiary under its current business model led by Jim Lisowski, current CEO of SciTec, who will report to Firefly’s CEO Jason Kim.

Goldman Sachs & Co. LLC is serving as exclusive financial advisor and Kirkland & Ellis LLP is serving as legal advisor to Firefly. Baird is serving as exclusive financial advisor and Cooley LLP is serving as legal advisor to SciTec.

Conference Call

Firefly will hold a conference call on October 5 at 4:00 p.m. CT / 5:00 p.m. ET to discuss the transaction. A live webcast of the call and a replay will be available in the Investors section of the Firefly’s website at https://investors.fireflyspace.com.

About Firefly Aerospace

Firefly Aerospace is a space and defense technology company that enables government and commercial customers to launch, land, and operate in space – anywhere, anytime. As the partner of choice for responsive space missions, Firefly is the only commercial company to launch a satellite to orbit with approximately 24-hour notice. Firefly is also the only company to achieve a fully successful landing on the Moon. Established in 2017, Firefly’s engineering, manufacturing, and test facilities are co-located in central Texas to enable rapid innovation. The company’s small- to medium-lift launch vehicles, lunar landers, and orbital vehicles are built with common flight-proven technologies to enable speed, reliability, and cost efficiencies for each mission from low Earth orbit to the Moon and beyond. For more information, visit www.fireflyspace.com.

Forward-Looking Statements

This press release contains “forward-looking statements” including, but not limited to, statements regarding the proposed acquisition of SciTec, the expected timetable for and benefits of completing the proposed acquisition and other statements regarding Firefly’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “expects,” “plans,” “anticipates,” “could,” “would,” “intends,” “believes,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. These statements are based on management’s current expectations, assumptions, and beliefs concerning future developments, which are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict. These uncertainties and risks include, but are not limited to: the timing to consummate the acquisition of SciTec and the risk that the acquisition may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive agreement governing the proposed transaction; the risk that the conditions to closing of the acquisition may not be satisfied or waived; the risk that an approval or clearance by a government authority that may be required for the acquisition is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the acquisition; the diversion of management’s time on transaction-related issues; failure to manage our growth effectively and our ability to achieve and maintain profitability; the market for commercial launch services for small- and medium-sized payloads not achieving the growth potential we expect; the failure of our information technology systems, physical or electronic security protections; and the other risks and uncertainties set forth in our filings with the Securities and Exchange Commission. We cannot assure you that the events reflected in the forward-looking statements will occur, and actual events could differ materially from those described in the forward-looking statements. Any forward-looking statement speaks only as of the date as of which such statement is made, and except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Media Contact

press@fireflyspace.com